A PCAOB Registered CPA Firm
Simon & Edward, LLP
Certified Public Accountants & Consultants

17506 Colima Road, Ste 101,
Rowland Heights, CA 91748
Tel: +1 (626) 581-0818
Fax: +1 (626) 581-0809

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Simon & Edward, LLP ("S&E") has been furnished with a copy of the disclosures in Form 6-K for the event that occurred on September 6, 2024, to be filed by S&E's former client - Mobile-health Network Solutions (the "Company"). S&E does not disagree with the Company's statements regarding S&E contained in the Form 6-K.

S&E has no basis to agree or disagree with any other art of Form 6-K that pertains to statements not related to S&E.

/s/ Simon & Edward, LLP
Simon & Edward, LLP
Rowland Heights, California
September 6, 2024